Exhibit 3.3

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LATINO RX DIRECT, INC.

Latino RX Direct Latino, Inc. (the “Corporation”), a corporation for profit organized and existing under Chapter 607 of the Florida Statutes, does hereby certify as follows:

FIRST: That the Corporation is one of four stand-alone companies resulting from a Second Joint Plan of Reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network. Inc.;

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders of the issued and outstanding capital stock of the Corporation and was obtained in accordance with the applicable provisions of Sections 607.1003, 607.1006 and 607.1007 of Chapter 607 of the Florida Statutes;

THIRD: That the resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Articles of Incorporation of the Corporation be amended and restated as follows:

Article I:  The name of the Corporation shall be

MEDirect Latino Inc.

Article II: The principal place of business and mailing address of the corporation shall be:

1551 NW 65th Avenue, Suite 4, Plantation, Florida 33313

Article III: This Corporation is organized for the purpose of transacting any and all lawful business.

Article IV:

            (a)    The total number of capital stock which this Corporation is authorized to issue is 24,000,000 shares, of which:

(i)	20,000,000 shares shall be designated as Common Stock, and shall have a par value of $.0001 per share; and

(ii)
4,000,000 shares shall be designated as Preferred Stock, and shall have a par value of $.0001 per share, which consists of 1,000,000 shares of Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and 3,000,000 shares of undesignated Preferred Stock.

(b) The preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Series A Preferred Stock shall be as follows.

1.  Rank.

The Series A Preferred Stock shall, with respect to dividend rights, redemption rights, conversion rights, voting rights and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to the Common Stock and to all other classes and series of equity securities of the Corporation hereafter issued (the Common Stock and such other class or series of equity securities being hereinafter referred to as “Junior Stock”).

2.  Voting.

General. Except as may be otherwise provided in these Articles of Incorporation or by law, the Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to, actions amending these Articles of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is then convertible.

3.  Dividends.

3.A Dividends on the Series A Preferred Stock shall accrue on each share of Series A Preferred Stock, from the date of original issuance of such share of Series A Preferred Stock on a cumulative basis, at the rate of 12.5% per annum ($0.3125 per share per annum). Cumulative dividends will be payable twice each calendar year only if, as and when determined and declared by the Board of Directors of the Corporation. Such dividends on the Series A Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any Junior Stock.

3.B No dividend shall be paid on shares of the capital stock of the Corporation in any fiscal year unless: (i) the preferential dividends of the Series A Preferred Stock set forth in Section 3.A above shall have been paid in full.

4. Liquidation.

Upon any Liquidation (as defined below), the holders of the shares of Series A Preferred Stock shall first be entitled, before any distribution or payment is made upon Junior Stock, to be paid, in preference to the Junior Stock, an amount per share equal to $2.50 (as adjusted for stock splits, stock dividends and the like, plus an amount equal to all accrued and unpaid dividends thereon to the date of such Liquidation, if any, such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the “Liquidation Preference Payment” and with respect to all shares of Series A Preferred Stock being sometimes referred to as the “Liquidation Preference Payments.” If upon such Liquidation of the Corporation, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Preferred Stock of the Liquidation Preference Payments, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which the Series A Preferred Stock and such Parity Preferred Stock are each entitled. Upon any such Liquidation, immediately after the holders of Series A Preferred Stock and the holders of Parity Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining assets shall be distributed among the holders of Common Stock on a pro-rata basis.

Written notice of such Liquidation, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

As used in this Certificate of Incorporation, the term “Liquidation” shall be deemed to consist of (x) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (y) a consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such other entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction) in which the shareholders of the Corporation do not continue to hold at least a 50% interest in the successor entity, or a transaction or a series of transactions that results in the transfer of more than 50% of the voting power of the Corporation, or (z) the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets.

5. Class Voting Restrictions.

At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of Series A Preferred Stock and Common Stock are required by law, and in addition to any other vote required by law or these Articles of Incorporation, without the approval of the holders of at least fifty-one percent (51%) of the then outstanding shares of the Series A Preferred Stock and Common Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not (i) amend, alter or repeal these Articles of Incorporation or the Bylaws of the Corporation in a manner that would adversely affect the preferences, rights of the Series A Preferred Stock;

6. Conversions.

Subject to the provisions of Clause 5 of Article IV, the holders of shares of Series A Preferred Stock shall have the following conversion rights:

6.A  Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any Liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred Stock upon such Liquidation) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by $2.50 and (ii) dividing the result by the conversion price of $2.50 per share, or, in case an adjustment of such price has taken place pursuant to the further provisions of this Clause 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Conversion Price”). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. All classes of the Corporation’s capital stock shall vote in connection with any conversion rights and terms of the Series A Preferred Stock.

6.B Issuance of Certificates: Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

6.C. Fractional Shares: Dividends, Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each, the Corporation shall pay, to the extent permitted by law, in cash an amount equal to all dividends declared and unpaid on the shares of Series A Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay, to the extent permitted by law, to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in good faith by the Board of Directors of the Corporation.

6.D. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6.E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation (other than in connection with a merger or other reorganization in which the Corporation is not the surviving entity) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive upon the conversion of such share or shares of the Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

6.F. Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

6.G. Other Notices. In case at any time:

(1)	the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2)	the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3)	there shall be any capital reorganization or reclassification of the capital stock of the Corporation; or

(4)	there shall be a Liquidation.

then, in any one or more of said cases, the Corporation shall give, by delivery in person, federal express or other nationally recognized courier, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation (a) at least 20 business days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification or Liquidation and (b) in the case of any such reorganization, reclassification or Liquidation, at least 20 business days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, if known, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification or Liquidation, as the case may be.

6.H. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable (except for taxes which are not payable by the Corporation pursuant to Section 6L hereof) and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that, to the extent permitted by law, it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by this Certificate of Incorporation.

6.I. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall automatically be retired and shall not be reissued as shares of Series A Preferred Stock; upon such conversion and the filing of any certificate required by the Florida Statutes, such shares shall be restored to the status of authorized but unissued shares of Preferred Stock; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

6.J. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

6.K. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7. Redemption. The shares of Series A Preferred Stock shall be redeemed as follows:

7.A. Redemption. At any time or from time to time the Corporation may, to the extent permitted by law, redeem any or all of the shares of Series A Preferred Stock (the “Redemption”).

7.B. Redemption Price and Payment. The Series A Preferred Stock to be redeemed upon Redemption shall be redeemed (i) by paying cash in an amount equal to $2.50 per share of Series A Preferred Stock (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F or 6G), plus any declared and unpaid dividends thereon to the date of Redemption and (ii) one quarter (1/4) of a share of Common Stock for each share of Series A Preferred Stock so redeemed; items (i) and (ii) above being collectively referred to as the “Redemption Payments.” Such Redemption Payments shall be made in full on the Redemption date to the holders entitled thereto.

7.C. Redemption Mechanics. At least 10 but not more than 20 days prior to the Redemption date, written notice (the “Redemption Notice”) shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Preferred Stock notifying such holder of the Redemption and specifying the Redemption Payments, the Redemption date and the place where said Redemption Payments shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption date, unless there shall have been a default in the payment of the Redemption Payments, all rights of holders of shares of Series A Preferred Stock (except the right to receive the Redemption Payments) shall cease with respect to those shares that have been redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

7.D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be retired and shall not be reissued as shares of Series A Preferred Stock; upon such redemption and the filing of any certificate required by the Florida Statutes, such shares shall be restored to the status of authorized but unissued shares of Preferred Stock; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

(c) Subject to the restrictions of Clause 5 of Article IV, Section (b) (Class Voting Restrictions), the Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock of one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i) the number of shares constituting such series and the distinctive designation of such series;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

(iii)  whether the shares or such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) whether such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(viii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series.

(d) Subject to the restrictions set forth in this Article IV, the board of directors is authorized to implement a corporate defensive strategy or plan through the authorization of a stock purchase rights plan which shall serve as an impediment to any person seeking to acquire substantial shareholdings from the Corporation’s shareholders without first obtaining the approval of the Corporation’s board.

Article V:  Quorum for Stockholders Meetings: Unless otherwise provided for in the Corporation's Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of shareholders.

Article IV: The name and address of the Registered Agent of this Corporation is:

Richard P. Greene
2455 East Sunrise Boulevard, Suite 905, Fort Lauderdale, Florida 33304.

Article VII: This Corporation shall have the following directors. The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one. The names and addresses of the Directors of the Corporation are as follows:

Raymond J. Talarico,  Debra L. Towsley, Daniel Martinez and
Mark A. Wood
c/o 1551 NW 65th Avenue, Suite 4, Plantation, FL 33313

Article IX:  Indemnification: The Corporation shall indemnify its officers, directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under Florida law existing now or hereinafter enacted.

Article X: Limitation on Shareholder Suits: Shareholders shall not have a cause of action against the Company's officers, directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Florida. The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of Florida are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.

Article XI: This Corporation shall have perpetual existence commencing on the date of the filing of these Articles of Incorporation with the Department of State of Florida.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed as of the _8__ day of February 2005, by its President, who hereby acknowledges, under the penalties of perjury that these Amended and Restated Articles of Incorporation are the act and deed of the Corporation and the facts stated herein are true.

LATINO RX DIRECT, INC
By:	/s/ Debra L. Towsley

Debra L. Towsley, President

ATTEST:

By:	/s/ Raymond Talarico

Raymond Talarico, CEO

Having been name as registered agent to accept service of process for the above stated corporation at the place designated in this certificate. I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

Date: February _9_, 2005	By:	/s/ Richard P. Greene

Richard P. Greene